Exhibit 99.9

SHARE CHARGE

THIS SHARE CHARGE is made as of November 29, 2013

By and Among:

(1)	Morgancreek Investment Holdings Limited, a company organized under the laws of the British Virgin Islands (the “Chargor”); and

(2)	Starr Investments Cayman II, Inc., a corporation organized under the laws of the Cayman Islands (the “Chargee”).

Each of the Chargor and the Chargee is hereinafter referred to as a “Party” and collectively the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Share Purchase Agreement (as defined below).

WHEREAS:

A.	The Parties and certain other parties thereto entered into a Share Purchase Agreement (the “Share Purchase Agreement”) dated as of August 15, 2013, pursuant to which the Chargee has agreed to sell to the Chargor and the Chargor has agreed to purchase from the Seller, (i) 3,472,666 American Depository Shares, each representing three Ordinary Shares (“ADSs”), and (ii) two Ordinary Shares (collectively, the “Shares”); and

B.	It is a condition to the Closing of the sale and purchase of the Shares that the Purchaser executes and delivers this Share Charge.

NOW THIS SHARE CHARGE WITNESSETH as follows:

1.	INTERPRETATION

1.1	In this Share Charge:

“Company” means Concord Medical Services Holdings Limited, a company organized under the laws of the Cayman Islands;

“Dispose” means any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, tenancy, licence, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or other right or interest whatsoever or any agreement for any of the same and “Disposal” shall be construed accordingly;

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use;

“Instrument of Transfer” means the undated blank instrument of transfer of the Charged Shares in the form appearing in Schedule I;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Ordinary Shares” means ordinary shares, par value US$0.0001 per share, of the Company;

“Person” means any natural person, firm, company, governmental authority, joint venture, partnership, association or other entity (whether or not having separate legal personality);

“Receiver” means a receiver or a receiver and manager and includes any permitted delegate or sub-delegate of the same;

“Secured Indebtedness” means the Purchaser’s obligation to make the payments in accordance with Sections 2.3(ii) of the Share Purchase Agreement.

1.2	All references to Schedules are to schedules to this Share Charge.

2.	THE CHARGE

The Chargor as legal and beneficial owner and to the intent that the security hereby created shall constitute a continuing security for the payment of the Secured Indebtedness hereby charges 3,125,400 Ordinary Shares (the “Charged Shares”) to the Chargee by way of first fixed charge.

3.	DEPOSIT OF INSTRUMENTS OF TRANSFER

In furtherance of this security, the Chargor hereby deposit with the Chargee the Instrument of Transfer duly signed by the Chargor.

4.	REPRESENTATIONS AND WARRANTIES

The Chargor hereby represents and warrants to the Chargee that:

(a)	the Charged Shares are beneficially owned by the Chargor and are fully paid up and free and clear from any Encumbrance;

(b)	the Charged Shares have been fully paid and is not liable to any future call, assessment or demand of any kind; and

(c)	the representations and warranties in this Clause 4 will be correct and complied with in all respects so long as the Secured Indebtedness remains outstanding.

5.	COVENANTS

The Chargor hereby covenants with the Chargee that it will:

(a)	reimburse to the Chargee all reasonable costs, charges and expenses which may be incurred by it under or in connection with any matter arising out of or in consequence of this Share Charge or in connection with the Charged Shares including, without limitation, all reasonable charges, costs and expenses incurred in connection with the preservation, enforcement or exercise or intended or attempted exercise of any power or remedy under this Share Charge; and

(b)	not, save as provided herein or as required by the Chargee, create or permit to subsist any Encumbrance over or in any way Dispose in any manner of the Charged Shares or any of its rights or interest in respect thereof against the Company or the equity of redemption in relation to the same.

6.	SECURITY ENFORCEABLE

The Chargee shall be entitled to declare all or any part of this security immediately enforceable on or at any time or times upon breach by the Chargor of Sections 2.3(ii) of the Share Purchase Agreement.

7.	RIGHTS WHEN ENFORCEABLE

7.1	Upon or at any time after the security created by this Share Charge has become enforceable, the Chargee may:

(a) (1)	Dispose of all or any of the Chargee’s rights under this Share Charge in relation to the Charged Shares;

(2)	Dispose of the Charged Shares in such manner and for such consideration (whether payable or deliverable immediately or by installment) but without being liable for any loss as the Chargee may think fit and in any such Disposal, the Chargee may complete the Instruments of Transfer and register the Charged Shares in the name of the person to whom the Charged Shares are Disposed of; and

(b)	exercise any voting or other rights which may be exercised by the person or persons in whose name or names the Charged Shares are registered.

7.2	Without prejudice to the rights and obligations hereby created, any dividends, interest or other moneys hereby charged which may be received by the Chargor after this security shall have become enforceable shall be held in trust for the Chargee and paid over to the Chargee on demand and shall be treated as though they were proceeds of sale hereunder.

8.	APPLICATION OF MONEYS RECEIVED

The Chargee shall apply the proceeds or deemed proceeds of the Disposal subject to the payment of any claims having priority to this Share Charge, as follows:

(a)	in payment of all proper costs, charges and expenses of and incidental to the exercise of all or any of its power including all outgoings properly paid by it and liabilities incurred by it as a result of such exercise; and

(b)	in or towards payment to the Chargee of the Secured Indebtedness in such priority and in such manner as the Chargee shall in its absolute discretion think fit until the whole of the Secured Indebtedness shall have been certified by the Chargee as having been discharged;

and the surplus (if any) shall be paid to the Chargor or such other person or persons as shall be entitled to it.

9.	FURTHER ASSURANCE

The Chargor shall execute and do all such assurances, acts, deeds and things as the Chargee may require, and procure other interested persons so to do, for protecting or perfecting the security over the Charged Shares or for facilitating the realization of the Charged Shares and the exercise of all powers, authorities and discretion vested in the Chargee and shall in particular execute all transfers, assurances, and registrations of the Charged Shares, whether to the Chargee or to their nominees or purchasers or sub-purchasers, and give all notices, orders and discretion which the Chargee may think expedient.

10.	POWER OF ATTORNEY

10.1	The Chargor by way of security hereby irrevocably appoints the Chargee, and the director, managers and officers for the time being of the Chargee authorised in that behalf, each with full power of substitution and each with full power to act alone, to be its attorney and in its name or in the name of its attorney and on its behalf to do and execute and as its act and deed or otherwise to do all assurances, acts or things which the Chargor ought to do under the covenants and provisions contained in this Share Charge and generally in its name or in the name of its attorney and on its behalf to exercise all or any of the powers, authorities and discretion conferred by or pursuant to this Share Charge on the Chargee and (without prejudice to the generality of the foregoing) to execute, seal and deliver and otherwise perfect any deed, assignment, transfer, assurance, agreement, instrument or act which may in the opinion of such attorney be required or deemed proper, necessary or desirable in or for any of the purposes of this Share Charge.

10.2	The Chargor hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned in Clause 10.1 shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to therein.

10.3	Notwithstanding anything in the preceding sub-clauses contained the power of attorney granted by this Clause 10 shall not become exercisable until the Chargee shall have certified in writing that any breach shall have occurred under this Share Charge.

11.	THIRD PARTIES DEALING WITH THE CHARGEE

The Chargor agrees that, upon any Disposal of the Charged Shares which the Chargee shall make or purport to make under the provisions hereof, a statement in writing signed by an officer of the Chargee authorised in that behalf to the effect that the security created by this Share Charge has become enforceable and that the power of sale has become exercisable shall be conclusive evidence of the fact in favour of any purchaser or other person to whom the Charged Shares may be transferred and such purchaser or other person will take the same free of any rights of the Chargor.

12.	RELEASE

On the date that the Secured Indebtedness have been paid, (i) this Share Charge and the security interests created hereunder shall terminate and be of no force and effect, (ii) the security with respect to the Charged Shares constituted by this Charge shall be automatically released and discharged, and (iii) the Chargee shall immediately return the Instrument of Transfer to the Chargor.

13.	SECURITY ADDITIONAL

The security conferred by this Share Charge is in addition to and shall not affect or be affected by any other security or guarantee which the Chargee may now or at any time hold or take from the Chargor or from any other person in respect of the Secured Indebtedness.

14.	CONTINUING SECURITY

The security conferred by this Share Charge shall not be considered satisfied or discharged by any intermediate payment or satisfaction of the whole or part of the Secured Indebtedness but shall be a continuing security and shall extend to cover any sum which shall for the time being constitute the balance due or expressed to be due to the Chargee in respect of the Secured Indebtedness.

15.	PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of any provision of this Share Charge, under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

16.	ASSIGNS

This Share Charge is binding on and enures to the benefit of the parties hereto and their respective successors and disposees.

17.	GOVERNING LAW; ARBITRATION

This Share Charge shall be governed in all respects by the laws of the Hong Kong as such laws are applied to agreements between Hong Kong residents entered into and to be performed entirely within Hong Kong. In the event the parties are unable to settle a dispute between them regarding this Share Charge through negotiation, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted, which rules are deemed to be incorporated by reference into this Clause 17. The arbitration tribunal shall consist of three arbitrators. Each Party to the dispute shall choose one arbitrator. The Secretary General of HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If any of the members of the arbitral tribunal has not been appointed within thirty (30) days after the arbitration notice is given, the relevant appointment shall be made by the Secretary General of HKIAC. The language of the arbitration shall be English.

IN WITNESS whereof each of the Chargor and the Chargee has duly executed this Share Charge the day and year first above written.

SIGNED SEALED AND DELIVERED by	)
the Chargor in the presence of:	)
	)	/s/ Jianyu Yang
/s/ Botao Shi	)
Witness’s name and address:	)
18/F, Tower A, Global Trade Center, 36 North Third Road East, Dongcheng District, Beijing, P.R.C.

SIGNED SEALED AND DELIVERED by	)
Starr Investments Cayman II, Inc.	)
in the presence of:	)
	)	/s/ Dorothy Dong
/s/ James Jin	)
Witness’s name and address:	)

4610-12, Tower 2, Plaza 66, 1266 Nanjing West Road, Jinan District, Shanghai, P.R.C

Schedule I

INSTRUMENT OF TRANSFER

Concord Medical Services Holdings Limited

We, Morgancreek Investment Holdings Limited (hereinafter “the Transferor”) in consideration of the sum of US$5.00 paid to us by

Starr Investments Cayman II, Inc (hereinafter “the Transferee”) do hereby transfer to the said Transferee 3,125,400 Ordinary Shares, standing in our name in the register of:

Concord Medical Services Holdings Limited

to hold unto the Transferee, its executors, administrators or assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we, the Transferee do hereby agree to take the said shares subject to the same conditions.

Witness our hands the

Witness to the signature of the Transferor	) ) )
Witness’s name and address:	) ) ) ) ) )	Transferor

Witness to the signature of the Transferee	) ) )	STARR INVESTMENTS CAYMAN II, INC.
Witness’s name and address:	) ) ) ) ) )	By: Dorothy Dong, Director Transferee